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                                                                   EXHIBIT 10.22

                                                                   April 2, 1999

[BLOCKBUSTER LOGO APPEARS HERE]

Larry Zine
108 Calle Cumbre
El Paso, Texas 79912


Dear Mr. Zine:


     Reference is made to that certain employment agreement between you and Blockbuster Inc. ("Blockbuster"), dated April 1, 1999 (your "Employment Agreement"). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

     This confirms Blockbuster's agreement as follows:

     1. Blockbuster Loan. Blockbuster shall lend you an amount equal to all Federal, state and local income taxes payable in connection with your Sign-On Bonus. An initial loan shall be made when the Sign-On Bonus is paid in the amount of any withholdings from the Sign-On Bonus. An additional loan shall be made at such time as any additional taxes are payable in connection with the Sign-On Bonus in the amount of such additional taxes as shall be determined from documentation satisfactory to Blockbuster. These loans shall bear interest at the minimum applicable Federal rate defined in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended. The aggregate principal amount of these loans shall be forgiven, together with any accrued interest thereon, on an income tax free basis in three equal installments on the first, second and third anniversaries of your Commencement Date. Blockbuster will continue to forgive on the same basis the aggregate principal amount of these loans, and accrued interest thereon, in the event that Blockbuster terminates your employment without Cause or you terminate your employment for Good Reason at such times as such forgiveness would otherwise occur. If you terminate your employment without Good Reason or Blockbuster terminates your employment for Cause, any outstanding aggregate principal amount of these loans, together with any accrued interest thereon, will accelerate and become immediately due and payable.
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Larry Zine
April 2, 1999
Page 2


     2. Petro Services. After your Commencement Date you may continue to serve as a director of Petro Stopping Centers, L.P. ("Petro") and provide consulting services to Petro. In addition, during the period from your Commencement Date through July 1, 1999, you may continue to provide services to Petro on a part time basis provided that such services do not interfere with your services under your Employment Agreement. Blockbuster agrees that your providing the services to Petro described in this paragraph 2 shall not constitute a breach of your obligations under your Employment Agreement.

     3. Non-Mitigation Period. Your Employment Agreement provides that, in the event that your employment is terminated by Blockbuster without Cause or you terminate your employment for Good Reason, you are not required to mitigate the payments pursuant to paragraphs 8(d)(i)-(iv), and no reduction for other compensation shall be made, for twelve (12) months after such termination or, if less, the balance of the Term. The employment agreements for certain Blockbuster executives at the executive vice president level currently provide that, in the event of the termination of their employment without Cause or for Good Reason, such executives are not obligated to mitigate comparable termination payments, and no reduction for other compensation shall be made, for an eighteen (18) months or, if less, the balance of the term of their agreement. In the event that any of the current Blockbuster executives at the executive vice president level retain this eighteen (18) month non-mitigation period, you will also receive the benefit of an eighteen (18) month non-mitigation period.

     If the foregoing correctly sets forth our understanding, please sign and return all three (3) copies of this letter to the undersigned for execution on behalf of Blockbuster; after this letter has been executed by Blockbuster and a fully executed copy returned to you, it shall constitute a binding agreement.

                                        Very truly yours,

                                        BLOCKBUSTER INC.


                                        By:   /s/ WILLIAM A. ROSKIN
                                              ------------------------------
                                        Name:   William A. Roskin
                                        Title:  Senior Vice President,
                                                Human Resources and
ACCEPTED AND AGREED:                            Administration

/s/ LARRY ZINE
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     Larry Zine